UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
____________________________________
Blue Bird Corporation
(Exact name of registrant as specified in its charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:

August _____, 2015

Dear Fellow Shareholder:

You are cordially invited to join Blue Bird Corporation’s Board of Directors and senior leadership at a special meeting of shareholders, which will be held at 11:00 a.m. local time on Tuesday, October 6, 2015, at the Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337.

The attached notice of the special meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote FOR Proposal 1 listed in the attached notice.

You may submit your proxy either by returning the enclosed proxy card or voting instruction form or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.

Thank you for your continued support.

/s/ Phil Horlock
Phil Horlock
Director and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (the “Shareholders”) of the common stock, $.0001 par value, of Blue Bird Corporation (the “Company”) will be held on Tuesday, October 6, 2015 at the hour of 11:00 a.m. (local time) at the Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337, for the following purposes:

1.	TO APPROVE the Blue Bird Corporation Employee Stock Purchase Plan, as more particularly described in the Proxy Statement; and

2.	TO TRANSACT such further or other business as may properly come before the Meeting or any postponement or adjournment thereof.

The Board of Directors of the Company recommends that you vote FOR Proposal 1. The Proxy Statement which accompanies this notice provides additional information relating to the matters to be considered at the Meeting and forms part of this notice. The Board of Directors has set August 18, 2015 as the record date for the Meeting.

DATED at Fort Valley, Georgia this ______ day of August, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Phil Horlock
Phil Horlock
Director and Chief Executive Officer
Blue Bird Corporation

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET, OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD OR VOTING INSTRUCTION FORM.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on October 6, 2015: This Proxy Statement is available free of charge on the Internet at: http://www.cstproxy.com/blue-bird/sm2015.

BLUE BIRD CORPORATION
PROXY STATEMENT

Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 402 Blue Bird Boulevard, Fort Valley, Georgia 31030.

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the special meeting (the “Meeting”) of the holders (the “Shareholders”) of common stock, $0.0001 par value (the “Common Stock”), of the Company to be held on Tuesday, October 6, 2015 at the hour of 11:00 a.m. (local time), at the Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Meeting (the “Notice of Meeting”).

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Meeting and this accompanying Proxy Statement on or about August ____, 2015 to our shareholders of record as of the close of business on August 18, 2015. We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive an additional printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this Proxy Statement.

RECORD DATE; PROXIES; VOTING

Who Can Vote; Votes Per Share

The Board has set August 18, 2015 as the record date for the Meeting. At the Meeting, each Shareholder of record of Common Stock at the close of business on the record date will be entitled to vote on all matters proposed to come before the Meeting. Each such Shareholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Shareholders, as long as those shares are represented at the Meeting, either in person or by proxy. As of August 18, 2015, there were 20,787,845 shares of Common Stock outstanding.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares either by voting in person at the Meeting or by submitting a completed form of proxy in the manner described in this Proxy Statement. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of shareholders, and you are considered a “Beneficial Holder”. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.

Your proxy is revocable. A Beneficial Holder that has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Shareholder that has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Paul Yousif, the Company’s Secretary, by telephone at (478) 822-2800, by email at paul.yousif@blue-bird.com, or in writing to Mr. Paul Yousif, Secretary, c/o Blue Bird Corporation, 402 Blue Bird

Boulevard, Fort Valley, Georgia 31030, before the Meeting that you have revoked your proxy, or (iii) you may attend the Meeting, revoke your proxy and vote in person.

Even if you plan to attend the Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.

How Your Proxy Will be Voted; Discretionary Authority of Proxies

The persons named in the accompanying form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Shareholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Meeting as follows:

FOR the approval of the Blue Bird Corporation Employee Stock Purchase Plan as described under the heading “Approval of the Employee Stock Purchase Plan”.

The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of Meeting and Proxy Statement and on any other matters that are properly brought up at the Meeting. In addition, a Shareholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Shareholder properly completes and delivers the proxy but leaves blank the voting selection for that item on the form. In the event that amendments or variations to matters identified in the Notice of Meeting and Proxy Statement, or other matters are properly brought up at the Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.

Quorum; Votes Necessary to Approve the Proposal

Pursuant to the Company’s Certificate of Incorporation, a quorum for the transaction of business at the Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Meeting, are present in person or represented by proxy. For purposes of determining a quorum, abstentions and broker “non-votes” present in person or by proxy are counted as represented. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“NASDAQ”) rules, your broker will not have discretion to vote your uninstructed shares with respect to the proposal described herein.

The proposal being considered and voted on at the Meeting is subject to the following standard for approval:

Proposal 1 (employee stock purchase plan) will be considered approved upon an affirmative vote of a majority (in excess of 50%) of the votes cast on the matter by Shareholders at the Meeting represented in person or by proxy.

Abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for the above-noted matter.

Solicitation of Proxies; Tabulation of Votes

The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not be specially compensating our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN (PROPOSAL 1)

Summary of the Employee Stock Purchase Plan

General

Our Shareholders are being asked to approve the adoption of the Blue Bird Corporation Employee Stock Purchase Plan (the “Plan”). On June 23, 2015, our Board unanimously approved the adoption of the Plan, and the Plan will become effective as of November 1, 2015, assuming the Plan is approved by Shareholders.

A maximum of 200,000 shares of Common Stock are available for issuance upon exercise of options under the Plan. The shares will be issued out of authorized but unissued shares. The Plan provides that appropriate adjustments in the number and class of shares subject to options granted shall be made in order to give effect to any stock dividend, stock split or other relevant change in our capitalization.

The purpose of the Plan is to provide eligible employees with an incentive to advance the interests of the Company by affording them an opportunity to purchase our Common Stock at a favorable price through payroll deductions or a lump sum payment, and without incurring brokerage commissions or other costs. Based on our employee records as of July 30, 2015, there are approximately 1,390 employees eligible to participate in the Plan as of that date.

The Plan shall continue in effect until the earliest of: (i) the date as of which the maximum number of shares of Common Stock shall have been purchased under the Plan, or (ii) six months from the Effective Date (the “Plan Termination Date”). No shares have been issued under the Plan as the date of this Proxy Statement.

The Plan shall be administered by the Compensation Committee of our Board, in its sole discretion, which committee will make all determinations and interpretations of the Plan. As of July 31, 2015, the committee consists of Dev Kapadia (Chairman), Dennis Donovan and Chan Galbato.

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), nor is it subject to Section 401 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

It is the intention of the Company to register the Common Stock to be issued under the Plan pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as soon as practicable following shareholder approval of the Plan.

A copy of the Plan is attached hereto as Appendix A to this Proxy Statement. The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the Plan.

The Offerings. Pursuant to the Plan, we are offering options to purchase up to an aggregate of 200,000 shares of our Common Stock in the manner and on the terms provided in the Plan to those persons who are eligible employees under the Plan. The options will be granted and must be exercised on a monthly basis. The option price (the “Option Price”) will be based on the fair market value of the Common Stock as of the last day of each offering or option period (“Date of Exercise”) and options for the number of shares purchasable with the amount in each employee’s account will be exercised automatically (unless the employee elects otherwise) on the Date of Exercise. Effective November 1, 2015, the offerings (the “Option Periods”) begin on the first day of each calendar month (the “Offering Commencement Date”) and end on the last day of each calendar month (the “Offering Termination Date”).

The Option Price will be either 90% or 100% of the fair market value of our Common Stock, equal to the last reported sales price as reported on the NASDAQ Global Market, as of the last day of each Option Period (or if no shares of Common Stock are traded on that day, the last reported sales price for the immediately preceding date on which such shares are traded). The 10% discount for the Common Stock subject to options under the Plan will apply to the first $10,000 (based on fair market value on the date of grant) of options granted to each participant. Additional options granted over such amount will be at 100% of the fair market value of the Common Stock until the $25,000 maximum limit for shares of Common Stock described below is reached (or the Plan Termination Date). The discount will continue to apply to subsequent Option Periods until a change is announced by us.

Consequently, those eligible employees electing to participate in the Plan will have options to purchase shares of Common Stock at 90% of the closing price of our Common Stock on the last day of each Option Period for the first $10,000 (based on fair market value on the date of grant) of options granted to each participant. The number of shares purchased shall be determined by dividing the amount in such employee’s account as of each Offering Termination Date by the Option Price.

By way of reference, the closing price for our Common Stock on the NASDAQ Global Market on July 29, 2015, was $13.18.

Eligible Employees. Each current employee who is not excluded by virtue of 5% stock ownership as indicated below will become an eligible employee as of the Effective Date, provided the employee (i) has completed six months of continuous employment as an employee of ours or our subsidiaries as of the Effective Date, and (ii) is customarily employed at least 20 hours per week and for not less than five months in any calendar year. However, any employee who would own (immediately after the grant of an option under the Plan) stock possessing 5% or more of the total combined voting power or value of all classes of our stock based on the rules set forth in Internal Revenue Code Section 423(b)(3) is not eligible to purchase stock under the Plan.

Participation in Plan. To participate in the Plan, an eligible employee must deliver a payroll deduction authorization form (the “Authorization Form”) to the Company before November 1, 2015, the first day of the initial Option Period; provided, however, for the initial Option Period only, a participant may elect to make a single lump sum payment to the Company. Eligible employees may not participate in the Plan unless an election is made with respect to the initial Option Period. The Authorization Form must specify a percentage of pay or a dollar amount which such eligible employee (a “Participant”) authorizes us to deduct from his or her compensation each pay day during the Option Period. Payroll deductions may be discontinued by written notice of such discontinuance to the Company prior to the 15th day of the month prior to the next Option Period, but any Participant discontinuing payroll deductions will no longer be eligible to participate in the Plan. Otherwise, Payroll deductions will continue in subsequent Option Periods until the $25,000 maximum limit for shares of Common Stock described below is reached (or until the Plan Termination Date, if earlier).

Payroll deductions may not exceed 20% of a Participant’s Eligible Compensation, and may not result in a deduction during any payroll period of less than $20.00. “Eligible Compensation” means a base salary or wages.

Changes to Payroll Deductions. A Participant shall have the right to change the amount of or discontinue the payroll deductions which he or she previously had authorized by written notice of such change to the Company prior to the 15th day of the month prior to the next Option Period. No other changes to the amount of a Participant’s payroll deductions will be allowed during each calendar month. However, a Participant that discontinues his or her payroll deduction will not be allowed to recommence participation in the Plan. Any changes or discontinuances of payroll deductions shall be on such forms and shall be subject to compliance with such other administrative requirements as shall be established by the Committee from time to time.

Participant Accounts. A bookkeeping account shall be established for each Participant in the Plan for each Option Period to record the payroll deductions made on his or her behalf to purchase shares of Common Stock under the Plan. All payroll deductions made for a Participant will be credited to his or her account as of the pay day as of which the deduction is made. While we will maintain an account for each Participant, we will not be required to segregate the funds associated with such accounts from our funds and we may use these funds for any corporate purposes. Upon request of a Participant, we will provide information as to the status of the Participant’s account. A Participant may not make any contribution to his or her account except through payroll deductions as specified in his or her Authorization Form, except that a Participant may elect to make a lump sum payment only for the initial Option

Period.

We will not make any contributions under the Plan, but we will pay the cost of administering the Plan. Proceeds from the sale of Common Stock to Participants pursuant to the Plan will constitute our general funds.

Amounts in Participant’s accounts will not be credited with interest or otherwise invested for the Participant’s benefit prior to being applied to the purchase of shares of Common Stock as provided in the Plan.

Participant contributions and shares of Common Stock purchased upon the exercise of options are fully and immediately vested in the Participants.

Grant of Options. Each Participant shall be granted, on the first day of the first payroll period of each month beginning on the Effective Date, an option to purchase shares of Common Stock at the Option Price applicable to that Option Period for the number of shares of Common Stock determined by dividing the amount in such Participant’s account as of each Offering Termination Date by the relevant Option Price. However, no option granted by operation of the Plan to any Participant shall permit his or her rights to purchase shares of Common Stock under the Plan or under any other employee stock purchase plan of ours or any subsidiaries of ours to accrue at a rate which exceeds $25,000 in the fair market value of such shares of Common Stock in any calendar year.

Automatic Exercise of Options. Each Participant in the Plan shall automatically be deemed to have exercised the Participant’s option for the purchase of as many whole shares of Common Stock subject to such option as the balance credited to his or her account as of that date will purchase at the relevant Option Price as of the Date of Exercise. Fractional shares will not be issued. To the extent that, following the exercise of options to purchase whole shares of Common Stock as of a Date of Exercise, a Participant has a cash balance remaining in the Participant’s account under the Plan that is insufficient to purchase a whole share of Stock, such cash balance shall remain in the Participant’s account and be carried over to the following Option Period; any such funds remaining following the last Option Period shall be refunded to the Participant.

If the number of shares of Common Stock available for purchase upon the exercise of options granted under the Plan is insufficient to cover the shares of Common Stock which Participants have elected to purchase in an Option Period, then each Participant’s right to purchase shares of Common Stock for such Option Period will be reduced on a pro rata basis.

Termination of Employment. If a Participant’s employment with us terminates for any reason, including death, we will distribute to the Participant (or the designated beneficiary or estate, as applicable) the entire cash balance of his or her account and no additional shares of Common Stock will be acquired for the benefit of such Participant.

Book Entry of Stock. Stock evidencing the Participant’s shares of stock acquired by exercise of options shall be held in book entry form in the Participant’s name until the Participant requests that such shares be transferred into a brokerage account in the Participant’s name. The Participant shall have all ownership rights to such shares (including voting, dividend and liquidation rights), and Participants will receive proxies for all shares for which options have been exercised and which are held in the Participant’s name. Participants will also receive all materials provided by us to our stockholders.

Non-Assignability. Neither the payroll deductions credited to a Participant’s account under the Plan nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, encumbered, alienated, transferred, pledged or otherwise disposed of in any way by the Participant or by his or her beneficiary or by any other person during his or her lifetime. Any such attempted assignment, transfer, pledge or other disposition shall be without effect.

Restrictions on Resale. Persons who are not affiliates of our company may resell stock acquired upon exercise of options issued under the Plan without compliance with the requirements of Rule 144. Resales of Common Stock acquired pursuant to the Plan by persons who may be considered affiliates of our Company, which may include our executive officers, may be sold only in compliance with all of the provisions of Rule 144 (other than the holding period requirement) or pursuant to a separate registration for the sale of such shares. In general, with respect to shares acquired by affiliates pursuant to the Plan, an affiliate (and persons whose shares are aggregated with the affiliate) is entitled to sell under Rule 144 within any three-month period a number of shares (including shares received other than pursuant to the Plan) that does not exceed the greater of one percent of the then outstanding shares of our Common Stock or the average weekly trading volume on the NASDAQ Global Market during the four calendar weeks preceding the sale.

Designation of Beneficiary. Each Participant may designate on the form prescribed by the Committee a beneficiary who will receive shares of Common Stock, if any, and the cash, if any, in the Participant’s account under the Plan if the Participant dies before the delivery of such shares of Common Stock and cash is made to him or her. Such designation may be revised in writing at any time by the Participant by filing an amended form with us, and any revised designation shall be effective at such time as we receive such amended form.

Administration. The Plan is administered by the Compensation Committee appointed by our Board, which Committee shall serve at the pleasure of, and for so long as appointed by, the Board. The Committee has the full power and authority to interpret the provisions of the Plan. Employees may contact the Committee c/o Mr. Paul Yousif, Blue Bird Corporation, 402 Blue Bird Boulevard, Fort Valley, Georgia 31030, telephone (478) 822-2130.

Reports. Participants will be provided with periodic statements (at least annually) describing payroll deductions, the number of shares of Common Stock purchased, the price per share and the total number of shares of Common Stock held by the Participant under the Plan.

Term of the Plan. The Plan shall become effective as of November 1, 2015 and shall continue in effect until the Plan Termination Date.

Amendment and Termination. The Plan may be terminated by our Board at any time. The Plan may also be modified or amended by our Board, but, without approval of our stockholders, no amendment may (i) increase the maximum number of shares of Common Stock that may be acquired by Participants under the Plan (except as described in Adjustments below), or (ii) change the class of employees eligible to participate in the Plan, or (iii) cause options issued under the Plan to fail to meet the requirements for employee stock purchase plans under Section 423 of the Internal Revenue Code.

No amendment will reduce the amount held in any Participant’s account as of the date of the amendment. In the event of termination of the Plan, all amounts in the Participants’ accounts will be distributed to the Participants as soon as practicable.

Adjustments. The maximum number of shares of Common Stock available for purchase under the Plan will be adjusted by our Board in an equitable manner to reflect any changes in our capitalization, including, but not limited to, stock dividends or stock splits.

Notices. All Authorization Forms and other communications from a Participant to the Company under, or in connection with, the Plan shall be deemed to have been delivered when actually received in the form specified by the Company at the location and by the person designated by the Company for the receipt of such Authorization Forms and communications.

Expenses. We will pay all of the administrative costs of the Plan, including all costs associated with the SEC registration of the shares of Common Stock to be issued pursuant to the Plan and the issuance and delivery of the Common Stock under the Plan.

Federal Income Tax Consequences Relating to the Plan

The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The following discussion is a summary of the Federal income tax provisions relating to shares of Common Stock acquired under the Plan by employees who are citizens or residents of the United States, assuming that the Plan satisfies the requirements of Section 423 of the Internal Revenue Code. Each employee is cautioned that this discussion is only a general summary based on current Federal income tax laws, regulations and judicial and administrative interpretations thereof. The Federal income tax laws and regulations are frequently amended, and such amendments may or may not be retroactive with respect to transactions described herein. Furthermore, employees participating in the Plan may be subject to taxes other than Federal income taxes, such as state and local income taxes, and estate or inheritance taxes. Accordingly, prior to purchasing shares of Common Stock under the Plan or selling or otherwise disposing of such shares of Common Stock, each employee should consult his or her own tax advisor for advice regarding the income tax consequences resulting from his or her purchase, sale or other disposition of shares of Common Stock in light of his or her individual circumstances.

Taxation of Payroll Deductions. The amounts deducted from a Participant’s pay under the Plan will be taxable income to him or her and must be included in his or her gross income for Federal income tax purposes in the year in which such amounts would otherwise have been received. A Participant’s payroll deductions do not result in any deductions for Federal income tax purposes.

Taxation Upon Grant and Exercise of Options. A Participant does not recognize any income for Federal income tax purposes either at the time he or she is granted an option, at the time he or she exercises the option, or at the time he or she acquires shares of Common Stock under the Plan. However, the Participant will have taxable income for the calendar year in which the Participant sells or otherwise disposes of shares of Common Stock purchased under the Plan to the extent that the amount the Participant receives for the shares of Common Stock in the sale or other disposition exceeds the amount the Participant paid for the shares of Common Stock. A portion of that income will be treated as ordinary income, as discussed in the following paragraph.

Taxation Upon Disposition of Common Stock. If a Participant sells or otherwise disposes of shares of Common Stock acquired (other than by transfer at death) under the Plan within two years after the Offering Termination Date (the “Two-Year Period”), he or she must recognize ordinary income in the year of such sale or such disposition in an amount equal to: the excess of the fair market value of the shares of Common Stock on the Date of Exercise, over the amount he or she paid for them.

If a Participant sells or otherwise disposes of shares of Common Stock acquired under the Plan after holding such shares of Common Stock for the Two-Year Period or if the Participant dies, he or she must include as ordinary income in the year of sale (or the taxable year ending with his or her death) an amount equal to the lesser of:

(i)	the excess of the fair market value of the shares of Common Stock on the Date of Exercise over the amount he or she paid for them, or

(ii)
the excess of the fair market value of the shares of Common Stock at the time he or she sells or otherwise disposes of the shares of Common Stock or at the date of his or her death over the amount he or she paid for them.

Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the Participant will be added to his or her basis in such shares of Common Stock (the adjusted basis of the shares). The basis of shares of Common Stock transferred as a result of the death of a Participant will not be increased as a result of the ordinary income recognized by the deceased Participant, but instead generally will be equal to the fair market value of the shares of Common Stock on the date of the Participant’s death.

The difference between the amount realized on a sale and the Participant’s adjusted basis in his or her shares of Common Stock (that is, after increasing his or her basis in such shares of Common Stock by the amount of the ordinary income recognized) will be treated as capital gain or loss. The capital gain or loss will be long-term if the Participant holds the shares of Common Stock for at least one year after the date such shares of Common Stock were acquired by such Participant under the Plan.

Taxation with Respect to Blue Bird. We do not receive any income tax deduction as a result of issuing shares of Common Stock pursuant to the Plan, except upon a sale or other disposition of shares of Common Stock by the Participant within the Two-Year Period. In that event, we would be entitled to a deduction equal to the amount included as ordinary income to the Participant with respect to his or her sale or other disposition of such shares of Common Stock.

The foregoing is a general summary of the material U.S. federal income tax consequences of the Plan and is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.

New Plan Benefits

Because participation in the Plan by our employees is entirely discretionary and benefits under the Plan depend on the fair market value of our Common Stock at various future dates, it is not possible to determine the benefits that will be received by employees if they participate in the Plan, including our executive officers.

THE BOARD RECOMMENDS YOU VOTE “FOR” APPROVAL OF THE BLUE BIRD CORPORATION EMPLOYEE STOCK PURCHASE PLAN.

EXECUTIVE AND DIRECTOR COMPENSATION OF BLUE BIRD

Background; Change in Control of Registrant

This section discusses the material components of the executive compensation program for Blue Bird’s named executive officers who are identified in the Summary Compensation Table below, and its director compensation program.

On February 24, 2015, Hennessy Capital Acquisition Corp. (“Hennessy Capital”) (predecessor in name to Blue Bird Corporation) consummated a business combination (the “Business Combination”), pursuant to which Hennessy Capital acquired all of the outstanding capital stock of School Bus Holdings Inc. (“SBH”) from the Traxis Group B.V. (the “Seller”), as discussed in more detail below.
In connection with the closing of the Business Combination, the name of the Company changed from Hennessy Capital Acquisition Corp. to Blue Bird Corporation.

Prior to the consummation of the Business Combination, Hennessy Capital was a special purpose acquisition company, and was a shell company. It was controlled by Hennessy Capital Partners I LLC (the “HCAC Sponsor”), which on January 20, 2015, the date of the Proxy Statement filed in connection with the Business Combination, beneficially owned 18.6% of the Hennessy Capital common stock (excluding Warrants). Substantially all of the remaining shares owned prior to the consummation of the Business Combination were owned by Hennessy Capital’s public stockholders.

By virtue of the consummation of the Business Combination, the HCAC Sponsor ceased to control the Company. The former management of Hennessy Capital no longer holds any executive officer positions and the HCAC Sponsor now has only one designee on the Company’s Board (comprised of eight members).

Prior to the Business Combination, none of Hennessy Capital’s executive officers or directors received any cash or non-cash compensation for their services. Prior to the Business Combination, an affiliate of the HCAC Sponsor was paid a management fee of $10,000 per month for office space and administrative services.

Following the Business Combination, the Seller (The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands, which limited liability company is majority owned by funds affiliated with Cerberus Capital Management, L.P.) controls the Company as a result of, among other things, (i) the 12,000,000 shares of the Company’s Common Stock issued to the Seller in the Business Combination, (ii) the Seller’s designation of two-thirds of the members of the Company’s Board, and (iii) the designation of the management of SBH to each of the executive officer positions in the Company, enabling such management to control the day-to-day operations of the Company.

The Seller sold all of the outstanding capital stock of SBH to the Company for a total purchase price of $220 million, comprised of 12,000,000 shares of the Company’s Common Stock and $100 million in cash.

Compensation Discussion

Included in this discussion is information for covered named executive officers of SBH who comprise the senior management of the operating company following the Business Combination. All executive officers of the Company prior to completion of the Business Combination resigned in connection with the Business Combination, and were not compensated by the Company for their services. In addition, only current officers (including named executive officers) of the Company will be eligible to participate in the Blue Bird Corporation Employee Stock Purchase Plan being considered at the Meeting, not former officers and not directors (former or current).

We also include herein compensation information on the SBH directors. Certain directors of SBH prior to completion of the Business Combination also resigned in connection with the Business Combination, although compensation paid to those directors in fiscal 2014 is discussed below.

Blue Bird has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as the Company (formerly Hennessy Capital Acquisition Corp.) qualified as an emerging growth company prior to completion of the Business Combination. The scaled down disclosure rules are those applicable to “smaller reporting companies”, as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require compensation disclosure for Blue Bird’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for the fiscal year ended September 27, 2014 (referred to as fiscal 2014) exceeded $100,000. Phil Horlock is Blue Bird’s principal executive officer. During fiscal 2014, the two most highly compensated executive officers other than Mr. Horlock whose total compensation exceeded $100,000 were John Kwapis, Blue Bird’s Chief Operating Officer, and Phil Tighe, Blue Bird’s Chief Financial Officer. Messrs. Horlock, Kwapis and Tighe are referred to in this proxy statement as Blue Bird’s named executive officers.

The following table provides information regarding the compensation awarded to, or earned by, SBH’s named executive officers for fiscal 2014 and fiscal 2013.

2014 Summary Compensation Table

Name and principal position	Fiscal year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)(3)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Phil Horlock, President and Chief Executive Officer	2014 2013	522,802 503,750	515,000 -	1,680,780 -	- -	1,545,000 2,250,000	- -	27,968 27,159	4,291,550 2,780,909

John Kwapis, Chief Operating Officer	2014 2013	312,640 302,250	- -	1,120,520 -	- -	695,250 1,012,500	- -	23,709 25,485	2,152,119 1,340,235

Phil Tighe, Chief Financial Officer	2014 2013	313,890 299,250	231,750 -	1,120,520 137,993	- -	695,250 1,012,500	- -	26,480 20,835	2,387,890 1,470,578

(1)	Amounts included in the “Bonus” column were paid to Messrs. Horlock and Tighe to compensate them for their efforts in connection with the Business Combination.

(2)
Each of Messrs. Horlock, Kwapis and Tighe was granted an award in fiscal 2014 under the Company’s former Phantom Award Plan, with a Threshold (as discussed below under “Phantom Award Plan”) of $150.0 million. Each award provided that one third of the award vests on each of December 1, 2014, 2015 and 2016. The Award Percentages (as discussed below under “Phantom Award Plan”) were: Mr. Horlock: 0.75%; Mr. Kwapis: 0.50%; and Mr. Tighe: 0.50%. Mr. Tighe also received an award in fiscal 2013 under the Phantom Award Plan, with a Threshold of $40.0 million and an Award Percentage of 0.50%. The amounts in this column are the aggregate grant date fair values of each respective award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”).

(3)
Amounts included in the “Non-equity incentive plan compensation” column relate to Blue Bird’s annual Management Incentive Bonus Plan, referred to as the “MIP”. Amounts shown in the table for 2014 were paid in fiscal 2015 based on fiscal 2014 performance. Amounts shown in the table for 2013 were paid in fiscal 2014 based on fiscal 2013 performance. See “MIP” below for a description of this plan.

“All other compensation” for fiscal 2014 is comprised of the following for each of the named executive officers:

For Mr. Horlock, $18,541 for the use of an automobile, $4,110 for premiums for disability insurance paid by Blue Bird for Mr. Horlock’s benefit and $5,317 as a contribution by Blue Bird to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan.
For Mr. Kwapis, $17,101 for the use of an automobile, $3,072 for premiums for disability insurance paid by Blue Bird for Mr. Kwapis’ benefit and $3,536 as a contribution by Blue Bird to Blue Bird’s 401(k) plan on behalf of Mr. Kwapis to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Kwapis to that plan.
For Mr. Tighe, $17,101 for the use of an automobile, $4,091 for premiums for disability insurance paid by Blue Bird for Mr. Tighe’s benefit and $5,288 as a contribution by Blue Bird to Blue Bird’s 401(k) plan on behalf of Mr. Tighe to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Tighe to that plan.

MIP

Blue Bird maintains an annual performance-based cash bonus plan which rewards Blue Bird’s executive officers for Blue Bird’s achievement of specific financial targets. Cash awards are made at the end of each fiscal year

(after receipt of the audited financial statements) based on the achievement of MIP Adjusted EBITDA targets and net cash or net debt improvement targets which are set at the beginning of such fiscal year. For purposes of the fiscal 2014 MIP, “MIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to add back restructuring costs. Net cash or net debt improvement is calculated, subject to adjustments made by the compensation committee in its discretion, as the daily average of total cash minus total debt over the period from September 15 to October 15 for the applicable fiscal year compared with the same period for the prior fiscal year. Blue Bird’s compensation committee approves the financial performance targets under the MIP on an annual basis. Early in fiscal 2014, the compensation committee established target bonuses for fiscal 2014 performance for each of the named executive officers. Mr. Horlock’s target bonus was 100% of his salary, and the target bonus for each of Messrs. Kwapis and Tighe was 75% of his respective salary. For fiscal 2015, the compensation committee has established target bonuses for Mr. Horlock as 150% of his salary and for Messrs. Kwapis and Tighe as 100% of his respective salary. Awards under the MIP for fiscal 2014 performance are based 75% on Blue Bird’s MIP Adjusted EBITDA and 25% on Blue Bird’s net cash or debt improvement, as follows:

MIP Adjusted EBITDA (75% of Award)

Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
25.0*	25.0%	18.8%
30.0	50.0	37.5
35.0	75.0	56.3
40.0	100.0	75.0
45.0	150.0	112.5
50.0	200.0**	150.0
55.0	250.0	187.5
60.0	300.0	225.0
65.0	350.0	262.5
70.0	400.0	300.0

*	No bonus award will be paid if MIP Adjusted EBITDA is below $25.0 million.

**	The award is uncapped; however, beyond 200% of target, the Blue Bird compensation committee has sole discretion to pay amounts in excess of 200% of target.

Net Cash Improvement Versus Prior Fiscal Year (25% of Award)
(Daily Average - Sept. 15-Oct. 15)

Net Cash Improvement ($Mils)	Percent of Target Bonus	Weighted Percent of Target Bonus
10.0*	50.0%	12.5%
15.0	75.0	18.8
20.0	100.0	25.0
25.0	150.0	37.5
30.0	200.0**	50.0
35.0	250.0	62.5
40.0	300.0	75.0
45.0	350.0	87.5
50.0	400.0	100.0

*	No bonus award will be paid if Net Cash Improvement is less than $10.0 million.

**	The award is uncapped; however, beyond 200% of target, the Blue Bird compensation committee has sole discretion to pay amounts in excess of 200% of target.

After the financial results for the preceding fiscal year are available, the compensation committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the compensation committee has sole discretion to adjust the actual award amounts based on such other criteria as the compensation committee deems relevant. MIP awards based on fiscal 2014 performance and reflected in the 2014 Summary Compensation Table were paid in December 2014, upon the completion of Blue Bird’s audited financial statements for fiscal 2014.

Phantom Award Plan

Prior to completion of the Business Combination, Blue Bird maintained a phantom equity award plan, referred to as the “Phantom Award Plan”, which permitted certain participants (including employees, directors, officers and consultants of Blue Bird) to be eligible to participate in distributions made to investors in Blue Bird after investors in Blue Bird had received the return of a specified amount of cash and any capital contributions that they may have made (referred to as the “Threshold”). Awards were previously granted pursuant to the Phantom Award Plan with a Threshold of either $40.0 million or $150.0 million. Awards were granted with a specified Award Percentage, which indicates the percentage of the distribution, if any such distribution occurred, to which the participant would be entitled.
As indicated in the 2014 Summary Compensation Table, each of Messrs. Horlock, Kwapis and Tighe was granted an award under the Phantom Award Plan in fiscal 2014 with a Threshold of $150.0 million. The Award Percentages were: Mr. Horlock: 0.75%; Mr. Kwapis: 0.50%; and Mr. Tighe: 0.50%. In addition, Mr. Tighe was granted an award under the Phantom Award Plan in fiscal 2013. The award had a Threshold of $40.0 million and an Award Percentage of 0.50%.

In June 2014, the named executive officers received the following cash distributions under the Phantom Award Plan: Phil Horlock: $3,900,000, John Kwapis: $2,600,000, and Phil Tighe: $2,600,000. Such payments were made in connection with the $226.8 million special dividend that SBH paid to its stockholders in June 2014. The 2014 cash distributions under the Phantom Award Plan are not included in the 2014 Summary Compensation Table because the awards granted under the Phantom Award Plan are subject to ASC Topic 718 and, accordingly, would have been reported in the Summary Compensation Table in the year of grant based on the aggregate grant date fair value of such awards at the time of grant. No distributions were made under the Phantom Award Plan in fiscal 2013.

Upon the consummation of the Business Combination, 13.6% of the cash component paid to the Seller (the “Cash Component”) was paid (subject to applicable withholding taxes) to the Phantom Award Plan participants under the Phantom Award Plan. Of the amount so distributed, Messrs. Horlock, Kwapis and Tighe received cash payments equal to 2.25%, 1.5% and 1.5%, respectively, of the Cash Component. Thus, upon completion of the Business Combination, with a total Cash Component of $100 million, $13,550,000 became payable to the Phantom Award Plan participants and of that amount, $2,250,000 was paid to Mr. Horlock, $1,500,000 was paid to Mr. Kwapis and $1,500,000 was paid to Mr. Tighe.

Effective as of the closing of the Business Combination, the Phantom Award Plan was assigned to, and became an obligation of, SBH. Following completion of the Business Combination, the Phantom Award Plan was discontinued and is no longer in effect for any purposes.

Tax-Qualified Retirement Plan

Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. Blue Bird currently makes matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. The 401(k) Plan also allows Blue Bird to make discretionary profit sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the board of directors.

Employment Agreements and Other Arrangements with Named Executive Officers

Phil Horlock. Prior to completion of the Business Combination, Phil Horlock and SBH, entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Employment Agreement”). Following completion of the Business Combination, Mr. Horlock’s Employment Agreement is now an obligation of the Company.

Mr. Horlock’s Employment Agreement provides that he will serve as SBH’s President, Chief Executive Officer and Chief Administrative Officer at a base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s annual base salary at the end of fiscal 2014 was $530,450, and was increased to $625,000 for fiscal 2015. Mr. Horlock’s Employment Agreement initially had a two year term, and is now renewable for successive one year periods unless either party has given the other 60 days’ notice prior to the expiration of the current period of its intention to terminate.

Mr. Horlock’s Employment Agreement provides that he will be eligible to receive an annual cash bonus award based on Blue Bird’s performance and that he will be eligible to participate in the Company’s former Phantom Award Plan at an Award Percentage of 1.50% and a Threshold of $40.0 million. As described above under “Phantom Award Plan”, Mr. Horlock was granted an additional award on December 1, 2013, with an Award Percentage of 0.75% and a Threshold of $150.0 million.

If Mr. Horlock’s employment is terminated by SBH for cause or by Mr. Horlock for any reason, Mr. Horlock will be entitled to receive his accrued but unpaid base salary to the date of termination and any benefits to which he is entitled under existing employee benefits plans. Upon Mr. Horlock’s termination of employment by SBH without cause, or upon the expiration of the then current term, in addition to the amounts described in the preceding sentence, upon the signing of a release in the form agreed to by SBH, Mr. Horlock will be entitled to receive (i) payment for any accrued but unused vacation, (ii) an amount equal to the unpaid portion of his annual bonus relating to the previous fiscal year or the current fiscal year if his employment is terminated during the year, in which case the bonus will be pro-rated, (iii) his then salary for the earlier of 12 months or until he commences new employment, (iv) reimbursement for COBRA coverage and (v) consideration for an aggregate amount equal to the fair market value (as determined in good faith by the board of directors or its designee) of vested phantom awards as of the date of termination.

Mr. Horlock’s Employment Agreement also contains confidentiality provisions, which extend indefinitely after he ceases employment, and noncompetition and nonsolicitation (of customers, suppliers and employees) provisions, which are applicable for a period of 24 months following termination of employment.

John Kwapis. Prior to completion of the Business Combination, John Kwapis and SBH entered into an Employment Agreement dated as of May 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Kwapis’ Employment Agreement”), pursuant to which he serves as SBH’s Chief Operating Officer at a base salary of $300,000 per year, subject to annual increases. Following completion of the Business Combination, Mr. Kwapis’ Employment Agreement is now an obligation of the Company. Mr. Kwapis’ annual base salary at the end of fiscal 2014 was $318,270, and was increased to $350,000 for fiscal 2015. The provisions concerning the term of Mr. Kwapis’ Employment Agreement, the ability of Mr. Kwapis to receive an annual bonus and to participate in the Company’s former Phantom Award Plan (at an Award Percentage of 0.50% and a Threshold of $40.0 million), termination of employment and severance, confidentiality, nonsolicitation and noncompetition are comparable to the provisions described above with respect to Mr. Horlock’s Employment Agreement. As described above under “Phantom Award Plan”, Mr. Kwapis received additional awards on January 1, 2012 with an Award Percentage of 0.50% and a Threshold of $40.0 million and on December 1, 2013, with an Award Percentage of 0.50% and a Threshold of $150.0 million.

Phil Tighe. Prior to completion of the Business Combination, Phil Tighe’s Offer Letter from Blue Bird served as the basis of his employment as SBH’s Chief Financial Officer, which commenced on March 20, 2012. Mr. Tighe’s initial base salary of $288,000 per year was increased to $300,000 per year on January 1, 2013 following approval by the compensation committee, and is subject to annual increases. Mr. Tighe’s annual base salary at the end of fiscal 2014 was $318,270, and was increased to $380,000 for fiscal 2015. The Offer Letter includes the ability of Mr. Tighe to receive an annual bonus.
Blue Bird Corporation entered into a Severance Agreement, dated as of May 10, 2012 (“Mr. Tighe’s Severance Agreement”), which provides that if Mr. Tighe’s employment with Blue Bird is terminated by Blue Bird without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality, nonsolicitation and noncompetition obligations as set forth in Mr. Tighe’s Severance Agreement, and he signs a release, he will be entitled to receive, until the earlier of 12 months after his termination date or his commencement of new employment, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.

In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Tighe will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days. Mr. Tighe’s Severance Agreement also contains confidentiality, nonsolicitation and noncompetition provisions which are comparable to those described above with respect to Mr. Horlock’s Employment Agreement and Mr. Kwapis’ Employment Agreement, except that Mr. Tighe’s obligations are for 12 months, rather than 24 months, following termination of employment. As described above under “Phantom Award Plan”, Mr. Tighe was granted an award with an Award Percentage of 0.50% and a Threshold of $40.0 million on April 2, 2012, and received additional awards on January 1, 2013, with an Award Percentage of 0.50% and a Threshold of $40.0 million, and on December 1, 2013, with an Award Percentage of 0.50% and a Threshold of $150.0 million.

2014 Director Compensation

Prior to completion of the Business Combination, none of Hennessy Capital’s directors received any cash (or non-cash) compensation for services rendered to the Company.

The following discusses director compensation for directors of SBH in fiscal 2014, prior to completion of the Business Combination.

During fiscal 2014, SBH paid directors’ fees to Messrs. Schumacher ($15,625 for each meeting attended), Loftus ($15,000 for each meeting attended) and Klegon ($12,500 for each meeting attended). No other directors received directors’ fees for service during fiscal 2014, as they are all employees of either Cerberus Capital Management (with the exception of Mr. Horlock), both of which were affiliates of SBH prior to completion of the Business Combination. Blue Bird reimburses all of its directors for their reasonable expenses (if any) incurred in attending meetings of the Board and committees of the Board. The following table sets forth the compensation paid to each person who served as a director of SBH in fiscal 2014. Mr. Horlock, SBH’s President and Chief Executive Officer, did not receive any additional compensation for his service as a director.

2014 Director Compensation Table

Name	Fees earned or paid in cash for fiscal 2014($)	Stock Awards($)(1)	Total($)
Dennis Donovan*	—	—	—
Chan Galbato, Chairman*	—	—	—
Adam Hieber	—	—	—
Phil Horlock*	—	—	—
Dev Kapadia*	—	—	—
Frank Klegon	62,500	—	62,500
Ethan Klemperer	—	—	—
Steve Loftus	60,000	224,104	284,104
James Marcotuli……………………	—	—	—
Alan Schumacher*	62,500	224,104	286,604

*	Denotes current director of the Board. All other directors listed resigned in connection with the Business Combination, except Mr. Marcotuli, who resigned on June 4, 2015.

(1)
Each of Messrs. Loftus and Schumacher received an award under the Company’s former Phantom Award Plan in fiscal 2014, with a Threshold of $150.0 million and an Award Percentage of 0.10%, which vests in annual one-third increments on December 1, 2014, 2015 and 2016. The amounts in this column are the aggregate grant date fair values of each respective award computed in accordance with ASC Topic 718.

In addition to the awards held by Messrs. Loftus and Schumacher described in footnote (1) to the table above, as of September 27, 2014, each of Messrs. Galbato and Marcotuli held an award under the Company’s former Phantom Award Plan with a Threshold of $40.0 million and an Award Percentage, which was fully vested, of 1.00%. All Thresholds were satisfied in connection with the $226.8 million special dividend that SBH paid to its stockholders in June 2014. Accordingly, and as a result of the discontinuation of the Phantom Award Plan following completion of the Business Combination, such Thresholds are no longer relevant.

In June 2014, the following directors received the following cash distributions under the Company’s former Phantom Award Plan: Chan Galbato: $2,100,000, Steve Loftus: $100,000, James Marcotuli: $2,100,000, and Alan Schumacher: $100,000. Such payments were made in connection with the $226.8 million special dividend that SBH paid to its stockholders in June 2014. The 2014 cash distributions under the Company’s former Phantom Award Plan are not included in the 2014 Director Compensation Table because the awards granted under such plan are subject to ASC Topic 718 and, accordingly, would have been reported in the Director Compensation Table in the year of grant based on the aggregate grant date fair value of such awards at the time of grant.

As indicated above, upon the consummation of the Business Combination, 13.6% of the Cash Component was paid (subject to applicable withholding taxes) to the Phantom Award Plan participants under the Company’s former Phantom Award Plan. Of the amount so distributed to the Phantom Award Plan participants, $1,000,000 was paid to Mr. Galbato (1.0%), $100,000 was paid to Mr. Loftus (0.1%), $1,000,000 was paid to Mr. Marcotuli (1.0%) and $100,000 was paid to Mr. Schumacher (0.1%).

Compensation Committee Interlocks and Insider Participation

Prior to the completion of the Business Combination-covering all of fiscal 2014-the Company did not have a compensation committee. In connection with the Business Combination, in fiscal 2015 the Company’s Board established a Compensation Committee, which currently has three members: Dev Kapadia (Chairman), Dennis Donovan and Chan Galbato.

None of our executive officers serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Compensation Committee Report

As the Company did not have a Compensation Committee in fiscal 2014, and, further, had no obligation to produce compensation discussion and analysis disclosure covering fiscal 2014, no compensation committee report is required.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of shares of our Company’s Common Stock on July 15, 2015 by:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

•	each of our executive officers and directors; and

•	all executive officers and directors of our company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, rights and warrants that are currently exercisable or exercisable within sixty (60) days. Beneficial ownership of our Company’s Common Stock as of July 15, 2015 is based on there being 20,787,845 shares of Common Stock issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount of Shares of Common Stock	Percent of Class (%)
5% or Greater Stockholders
The Traxis Group B.V. (1)	12,000,000	58.0
Coliseum Capital Management (2)	3,442,821	16.6
PIPE Investment Investor (3)	2,349,723	11.3
Backstop Commitment Investor (4)	1,211,450	5.9

Directors and Executive Officers
Phil Horlock (5)	-	-
John Kwapis (5)	-	-
Phil Tighe (5)	-	-
Dale Wendell (5)	-	-
Mike McCurdy (5)	-	-
Paul Yousif (5)	-	-
Gurminder S. Bedi	-	-
Dennis Donovan	-	-
Chan Galbato	-	-
Adam Gray (2)	3,442,821	15.9
Daniel J. Hennessy (6)	181,063	*
Dev Kapadia	-	-
Alan H. Schumacher	-	-
All directors and executive officers as a group (14 persons)	3,604,874(7)	16.7

*	Less than one percent.

(1)
The Traxis Group B.V. (“Traxis”) is majority owned and controlled by one or more entities under the ultimate direction and control of Stephen Feinberg, and Stephen Feinberg possesses the sole power to vote and the sole power to direct the disposition of the securities of our company acquired by Traxis pursuant to the recently completed business combination. The address of Stephen Feinberg is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

(2)
Represents 2,580,010 shares of Common Stock held directly by Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”) and a separate account (the “Separate Account”) investment advisory client of Coliseum Capital Management, LLC (“Coliseum Capital Management”) and 862,811 shares of Common Stock issuable upon conversion of 100,000 shares of Series A Convertible Preferred Stock within sixty days of May 15, 2015 (assuming a conversion price of $11.59 per share), which 862,811 shares are held directly by Coliseum School Bus Holdings, LLC (“CSB”). Coliseum Capital Management is the investment adviser to CCP and CCP2 and the manager of CCP, CCP2, the Separate Account and CSB. Adam Gray (“Gray”) and Chris Shackelton (“Shackelton”) are managers of Coliseum Capital Management. Accordingly, Gray and Shackelton may be deemed to have shared voting and dispositive power with respect to the shares of our capital stock owned by each of CCP, CCP2, the Separate Account and CSB and thus may be deemed to beneficially own shares of stock held by these entities. The address for each of CCP, CCP2, the Separate Account, CSB, Gray and Shackelton is Metro Center, 1 Station Place, 7th Floor, Stamford, CT 06902. For purposes of calculating the beneficial ownership of the Common Stock, the shares of Common Stock issuable upon conversion of Coliseum Capital Management’s Series A Convertible Preferred Stock are deemed outstanding in calculating Coliseum Capital Management’s and Adam Gray’s beneficial ownership but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above. The Beneficial Ownership Limitation referenced in footnote 3 below has ceased to apply to Coliseum Capital Management as a result of a notice provided by that firm to our company.

(3)
The Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund, referred to herein collectively as the “PIPE Investment Investor”, acquired 400,000 shares of Series A Convertible Preferred Stock upon consummation of the recently completed business combination. The shares of Series A Convertible Preferred Stock owned by the PIPE Investment Investor are subject to a beneficial ownership limitation which requires 65 days’ notice before a holder of Series A Convertible Preferred Stock may convert its Series A Convertible Preferred Stock to the extent that such beneficial owner would beneficially own in excess of 9.99% of the Common Stock outstanding after giving effect to such conversion (the “Beneficial Ownership Limitation”). The shares set forth in the table above with respect to the PIPE Investment Investor represent the shares of Common Stock into which its 400,000 shares of Series A Convertible Preferred Stock are initially convertible (assuming a conversion price of $11.59 per share), subject to the Beneficial Ownership Limitation. If the PIPE Investment Investor gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter the PIPE Investment Investor would beneficially own approximately 3,451,251 shares, or 14.3%, of Common Stock (assuming a conversion price of $11.59 per share). For purposes of calculating beneficial ownership of the Common Stock, the shares of Common Stock issuable to the PIPE Investment Investor upon conversion of the Series A Convertible Preferred Stock are deemed outstanding in calculating the PIPE Investment Investor’s beneficial ownership but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above. The address of the Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund is One Maritime Plaza, Suite 800, San Francisco, CA 94111.

(4)
The Company believes that two funds managed by Overland Advisors, LLC, referred to herein as the “Backstop Commitment Investor”, acquired approximately 1.1 million shares of Common Stock in market purchases pursuant to an agreement entered into with Hennessy Capital Acquisition Corp. in September 2014. In addition, we issued 102,750 shares of Common Stock to the Backstop Commitment Investor in a private placement upon consummation of the recently completed business combination as a utilization fee. The shares set forth in the table above with respect to the Backstop Commitment Investor represent the sum of these two amounts, together with shares acquired on the market subsequent to the recently completed business combination. The Backstop Commitment Investor’s address is 601 Gateway Boulevard, South San Francisco, California 94080.

(5)	Does not include options to purchase the following number of shares of Common Stock held by the following persons, since such options are not exercisable within 60 days of July 15, 2015:
Phil Horlock - 400,000 shares;
John Kwapis - 100,000 shares;
Phil Tighe - 110,000 shares;
Dale Wendell - 100,000 shares;
Mike McCurdy - 20,000 shares; and
Paul Yousif - 20,000 shares.
(6)
Consists of the following securities distributed by Hennessy Capital Partners I LLC (the “HCAC Sponsor”) to Mr. Hennessy: 100,842 shares of Common Stock acquired by the HCAC Sponsor in connection with Hennessy Capital’s initial public offering, 47,152 shares of Common Stock issuable upon exercise of warrants which were originally issued in a private placement that closed simultaneously with the consummation of the Company’s initial public offering, and 33,069 shares of Common Stock issued upon consummation of a warrant exchange which was completed on March 17, 2015.

(7)	Consists of shares deemed to be beneficially owned by Mr. Hennessy, as described in Note 6 above, and Mr. Gray, as described in Note 2 above.

OTHER BUSINESS

Management knows of no other matter that will come before the Meeting. However, if any further business properly comes before the Meeting or any adjournments or postponements of the Meeting, the persons named as proxies in the accompanying form of proxy will vote them in accordance with their discretion and judgment on such matters.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement. Upon written or oral request, we will deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of this proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement may likewise request that we deliver single copies of our proxy statement in the future. Stockholders may notify us of their requests by calling or writing Mr. Paul Yousif, Vice-President of Legal Affairs, at our principal executive offices at (478) 822-2130, or 402 Blue Bird Boulevard, Fort Valley, Georgia 31030.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of Meeting to stockholders may be transacted at the Meeting.

FUTURE STOCKHOLDER PROPOSALS

If you intend to present a proposal at the 2016 annual meeting of stockholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than October 26, 2015 and no later than November 25, 2015; provided, however, that in the event that the 2016 annual meeting is called for a date that is not within 45 days before or after the anniversary of the last annual meeting (which is considered to be the special meeting held on February 23, 2015 in lieu of an annual meeting), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2016 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2016 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2016 annual meeting is first made by the Company.

If you intend to present a proposal at the 2016 annual meeting, or if you want to nominate one or more directors at the 2016 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chairman and Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If you intend to have your proposal included in our proxy statement and proxy card for our 2016 annual meeting , the proposal must be received at our principal executive offices by September 22, 2015, but if the 2016 annual meeting is called for a date that is not within 30 days before or after the anniversary of the last annual meeting (which is considered to be the special meeting held on February 23, 2015 in lieu of an annual meeting), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2016 annual meeting of stockholders. Stockholder proposals for the 2016 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2016 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Blue Bird’s SEC filings, including this proxy statement, on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Paul Yousif
Vice President of Legal Affairs
Blue Bird Corporation
402 Blue Bird Boulevard
Fort Valley, Georgia 31020
Tel: (478) 822-2130
Email: paul.yousif@blue-bird.com

By Order of the Board of Directors,

/s/ Phil Horlock
Phil Horlock
Director and Chief Executive Officer
Blue Bird Corporation
August _____, 2015

APPENDIX A

BLUE BIRD CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
1. PURPOSE. The purpose of the Blue Bird Corporation Employee Stock Purchase Plan (the "Plan") is to provide eligible employees with an incentive to advance the interests of Blue Bird Corporation, a Delaware corporation (the "Company") by affording them an opportunity to purchase stock of the Company at a favorable price. The Plan shall be effective as of June 1, 2015, or if later, the first day of the month following the date that shareholder approval of the Plan is obtained in accordance with Treasury Regulation 1.423-2(c) (the “Effective Date”), and shall terminate, subject to paragraph 15 hereof, as of the earlier of the date all authorized shares have been issued under the Plan, or six (6) months following the Effective Date.
2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Company (the "Committee") as appointed by the Board of Directors of the Company (the "Board"). Subject to the provisions of the Plan, the Committee shall interpret and construe the Plan and all options granted under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan, including the determination of eligibility to participate in the Plan and the amount of a Participant's option under the Plan, and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion exercised in good faith, make such decisions or determinations and take such actions as it deems appropriate, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. The Committee may approve the use of a voice response system or on-line administration system through which Eligible Employees and the Committee may act under the Plan, as an alternative to written forms, notices and elections.
3. PARTICIPATING COMPANIES. Each present and future parent or subsidiary corporation of the Company (within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code")) that is eligible by law to participate in the Plan shall be a "Participating Company" during the period that such corporation is such a parent or subsidiary corporation; provided, however, that (a) the Committee may at any time and from time to time, in its sole discretion, terminate a Participating Company's Plan participation and (b) any foreign parent or subsidiary corporation of the Company shall be eligible to participate in the Plan only upon approval of the Committee. Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder.
4. ELIGIBILITY. All employees of the Company and the Participating Companies who are employed by the Company or any Participating Company (including any predecessor entity) as of the Effective Date who (i) have been employed by the Company or any Participating Company (including any predecessor entity) for at least six (6) months as of the Effective Date, (ii) are customarily employed at least twenty (20) hours per week, and (iii) whose employment is not for less than five (5) months in any calendar year, shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code) ("Eligible Employee").
5. STOCK SUBJECT TO THE PLAN. Subject to the provisions of paragraph 12 (relating to adjustment upon changes in stock), the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed two hundred thousand (200,000) shares of the authorized $0.0001 par value common stock of the Company ("Stock"), which shares may only be authorized but unissued shares for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares of Stock which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.
6. GRANT OF OPTIONS. GENERAL STATEMENT; "DATE OF GRANT"; "OPTION PERIOD"; "DATE OF EXERCISE". Upon the Effective Date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all Eligible Employees to purchase shares of Stock. Except as otherwise determined by the Committee, these options shall be granted on the first day of the first payroll period of each month beginning on the Effective Date (each of which dates is herein referred to as the “Date of Grant”). The term of each option granted shall be for a one (1) month period (each one (1) month period is herein referred to as an "Option Period"). The last day of each Option Period is herein referred to as a "Date of Exercise." The number of whole shares subject to each option shall be the quotient of the sum of the payroll deductions withheld on behalf of each Participant (or lump sum payment) in accordance with subparagraph 6(A) during the Option Period divided by the "Option Price" (defined in subparagraph 7(A)) of the Stock. There shall only be six (6) successive one (1) month Option Periods under the Plan.
(A) ELECTION TO PARTICIPATE; DEDUCTION AUTHORIZATION. An Eligible Employee may participate in the Plan only by means of payroll deduction, or for the initial Option Period only, by a single lump sum payment to the Company. Each Eligible Employee who elects to participate in the Plan (a “Participant”) by payroll deduction shall deliver to the Company, within the thirty (30) day period immediately prior to the Effective Date, a written payroll deduction authorization on a form proscribed by the Committee whereby the Participant gives notice of the Participant’s election to participate in the Plan, and whereby the Participant’s designates an integral percentage or specific amount (as determined by the Committee) of the Participant’s "Eligible Compensation" (as defined in subparagraph 6(C)) to be deducted from the Participant’s compensation for each pay period and credited to a book entry account established in the Participant’s name. Each Participant who elects to make a lump sum payment shall deliver to the Company, within the thirty (30) day period immediately prior to the Effective Date, a written lump sum election on a form proscribed by the Committee whereby the Participant gives notice of the Participant’s election to participate in the Plan, and payment of the Participant’s lump sum election amount. The designated percentage or specific amount may not result in a deduction during any payroll period of an amount less than $20.00. The designated percentage or specific amount may not exceed either of the following: (i) 20% of the amount of Eligible Compensation (after taxes and any other authorized payroll deductions are withheld) from which the deduction is made; or (ii) an amount which will result in noncompliance with the limitations stated in subparagraph 6(D). The lump sum amount may not result in noncompliance with the limitations stated in subparagraph 6(D)
(B) CHANGES IN PAYROLL AUTHORIZATION. A Participant (i) who has elected to participate in the Plan pursuant to subparagraph 6(A) as of a Date of Grant and (ii) who takes no action to change or revoke such election in accordance with paragraph 8 or this subparagraph 6(B), shall, subject to the limitations contained in subparagraph 6(D), be deemed to have made the same election, including the same payroll deduction authorization for each successive Option Period. The payroll deduction authorization referred to in subparagraph 6(A) may not be changed during the Option Period, but may be changed for subsequent Option Periods by delivering written notice of such change to the Company (on the form proscribed by the Committee) at any time prior to the fifteenth (15th) day of the month prior to such Option Period. A Participant who elects to have no Eligible Compensation withheld for an Option Period shall be deemed to have elected to withdraw from the Plan in accordance with paragraph 8.

(C) "ELIGIBLE COMPENSATION" DEFINED. The term "Eligible Compensation" means a base salary or wages.
(D) $10,000/$25,000 LIMITATION. No Eligible Employee shall be granted an option at a discounted price (pursuant to section 7(A) hereof) under the Plan to the extent such grant would permit the Eligible Employee rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds $10,000 of the Fair Market Value of Stock (determined at the time the option is granted). Additional shares of stock may be purchased at a non-discounted rate; provided, however, that under no circumstances shall an Eligible Employee be granted an option under the Plan to the extent such grant would permit the Eligible Employee’s rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds, in any one calendar year in which any such option granted to such employee is outstanding at any time (within the meaning of Section 423(b)(8) of the Code) $25,000 of the Fair Market Value of Stock (determined at the time the option is granted).
(E) LEAVES OF ABSENCE. The Participant’s employment relationship in respect of any option granted under this Plan will be treated as continuing intact while the Participant is on military, sick leave or other bona fide leave of absence if such leave does not exceed ninety (90) days or, if longer, such period during which the Participant continues to be guaranteed reemployment rights by statute or contract as described in Treasury Regulation Section 1.421-7(h)(2). If a Participant takes an unpaid leave of absence, then such Participant may not make additional contributions under the Plan while on unpaid leave of absence (except to the extent of any Eligible Compensation paid during such leave), and the Participant's payroll deductions for the applicable Option Period shall remain subject to the Plan and used to exercise options on the next following Date of Exercise.
7.EXERCISE OF OPTIONS. General Statement. Each Participant in the Plan, automatically and without any act on the part of the Participant, shall be deemed to have exercised the Participant’s option on each Date of Exercise to the extent that the cash balance then in the Participant’s account under the Plan is sufficient to purchase at the "Option Price" (as defined in subparagraph 7(A)) whole shares of Stock. To the extent that, following the exercise of options to purchase whole shares of Stock as of a Date of Exercise under this paragraph 7, a Participant has a cash balance remaining in the Participant’s account under the Plan that is insufficient to purchase a whole share of Stock, such cash balance shall remain in the Participant’s account and be carried over to the following Option Period; any such funds remaining following the last Option Period shall be refunded to the Participant.
(A) "OPTION PRICE" DEFINED. The Option Price per share of Stock to be paid by each Participant on each exercise of the Participant’s option shall be an amount equal to 90% of the Fair Market Value of the Stock on the Date of Exercise for the first $10,000 (based on fair market value of the date of grant) of options granted, and 100% of Fair Market value for all additional options granted thereafter. For all purposes under the Plan, the "Fair Market Value" of a share of Stock means, for a particular day, the last reported sales price of the common stock on the Nasdaq Global Market or other tier of the Nasdaq Stock Market on which the Company’s shares are listed.
(B)    BOOK ENTRY OF STOCK. After each Date of Exercise, the total number of whole shares of Stock respecting options exercised by the Participant under this Plan during such Option Period shall be held in book entry in the Participant’s name until the Participant requests that such shares be transferred into a brokerage account in the Participant’s name.

(C)    SALES OF STOCK. A Participant that disposes of (in any manner including assignment or hypothecation) shares of Stock acquired under this Plan at any point prior to the later of twelve (12) months following the Date of Exercise of such shares or twenty-four (24) months following the Date of Grant for such shares (the “Holding Period”), shall be required to provide written notice to the Company of such disposition. Any Participant that in any way disposes of any shares of Stock acquired under this Plan shall immediately be considered ineligible to participate in the Plan, and any remaining cash balance in the Participant’s account under the Plan shall be refunded to the Participant.
(D)    INSUFFICIENCY OF SHARES AVAILABLE FOR ISSUANCE. If the total number of shares of Stock remaining available for issuance pursuant to paragraph 5 (the "Share Availability") is less than the total number of shares of Stock that could otherwise be acquired pursuant to all options for a given Option Period, after application of the limitations in paragraphs 6(A) and 6(D) (but not this paragraph 7(D)) (the "Total Share Limit"), then the number of shares of Stock that could otherwise be acquired pursuant to each option for the given Option Period shall be reduced such that the ratio of the total number of shares of Stock that could be acquired pursuant to each option for the given Option Period, after adjustments for the limitations in paragraphs 6(A) and 6(D) (but not this paragraph 7(D)), to the Total Share Limit, equals the ratio of the total number of shares that may be acquired pursuant to each option for the given Option Period, after adjustments for the limitations in paragraphs 6(A), 6(D), and this paragraph 7(D), to the Share Availability.
8. WITHDRAWAL FROM THE PLAN. Any Participant may withdraw in whole from the Plan at any time prior to the fifteenth (15th) day of the month prior to a particular Option Period. Such withdrawal will be effective as of the last day of the current Option Period. Partial withdrawals shall not be permitted. A Participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal on a form proscribed by the Committee. A Participant who withdraws from the Plan shall no longer be eligible to participate in the Plan.
9. TERMINATION OF EMPLOYMENT. If the employment of a Participant terminates for any reason whatsoever (including death) during an Option Period, the Participant’s participation in the Plan automatically and without any act on the Participant’s part shall terminate as of the date of the termination of the Participant’s employment. The Company shall refund to the Participant the amount of the cash balance in the Participant’s account under the Plan, and thereupon the Participant’s interest in unexercised options under the Plan shall terminate.
10. RESTRICTION UPON ASSIGNMENT OF OPTION. An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during an employee’s lifetime, only by the employee to whom granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of the employee’s option or of any rights under the employee’s option, and any such attempt may be treated by the Company as an election to withdraw from the Plan. The designation of a beneficiary in accordance with paragraph 11 shall not constitute an assignment for purposes of this paragraph.
11. DESIGNATION OF BENEFICIARY. A Participant may file a written designation of a beneficiary who is to receive any shares and cash to the Participant’s credit under the Plan in the event of such Participant’s death prior to delivery to the Participant of such shares and cash. Such designation of beneficiary may be changed by the Participant at any time by written notice during Participant’s lifetime. Upon the death of a Participant and upon receipt by the Company of proof of the identity and existence at the Participant’s death of a beneficiary validly designated by the Participant under the Plan, the Company shall deliver such shares and cash to such beneficiary. In the event of the death of the Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company)

the Company shall deliver such shares and cash to the applicable court having jurisdiction over the administration of such estate. No designated beneficiary shall, prior to the death of the Participant by whom the Participant has been designated, acquire any interest in the shares or cash credited to the Participant under the Plan.
12. NO RIGHTS OF STOCKHOLDER UNTIL STOCK REGISTERED. With respect to shares of Stock subject to an option, a Participant shall not be deemed to be a stockholder, and the Participant shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder upon, but not until, the shares of Stock are book entry registered in the Participant’s name in accordance with subparagraph 7(B).
13. CHANGES IN STOCK; ADJUSTMENTS. Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combinations, reclassification of shares, or other similar change, appropriate action will be taken by the Committee to appropriately adjust the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, and the number and Option Price of shares subject to options outstanding under the Plan.
(A) Upon the occurrence of a Change in Control, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding or the Committee elects to continue the options then outstanding without change, the Date of Exercise for all options then outstanding shall be accelerated to a date fixed by the Committee prior to the effective date of such Change in Control. For purposes of the Plan, "Change in Control" shall have the same meaning as proscribed in the Blue Bird Corporation Omnibus Equity Incentive Plan, as amended from time to time.
14.USE OF FUNDS; NO INTEREST PAID. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid to any Participant or credited to the Participant’s account under the Plan.
15. AMENDMENT OR TERMINATION THE PLAN. The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not theretofore been granted. The Committee shall have the right to alter or amend the Plan or any part thereof from time to time without the approval of the stockholders of the Company; provided, that no change in any option theretofore granted, other than a change determined by the Committee to be necessary to comply with applicable law, may be made which would impair the rights of the Participant without the consent of such Participant; and provided, further, that the Committee may not make any alteration or amendment which would increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), change the class of individuals eligible to receive options under the Plan, or cause options issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code without the approval of the stockholders of the Company.
16. SECURITIES LAWS. The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the shares covered by such option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company's policy or policies, if any, concerning compliance with securities laws and regulations, as the same may be amended from time to time.
17. NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any grant made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

EXECUTED this 30th day of August ____, 2015.

BLUE BIRD CORPORATION, a Delaware corporation

By:
Name:
Title:

BLUE BIRD CORPORATION
REVOCABLE PROXY
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR A SPECIAL MEETING OF SHAREHOLDERS
The undersigned hereby appoints ________________ and ________________, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Blue Bird Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held at 11:00 a.m. (local time) on Tuesday, October 6, 2015 at the Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337, or at any adjournments or postponements thereof upon the following:

1.
Approval of Blue Bird Corporation Employee Stock Purchase Plan. To approve the Blue Bird Corporation Employee Stock Purchase Plan, as described in the Company’s Proxy Statement, dated August _____, 2015:

FOR	☐

AGAINST	☐

ABSTAIN	☐
NOTE: To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL, AND UNLESS
INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

Please date and sign this Proxy exactly as name(s) appears on the mailing label.

________________________________________________
Stockholder sign above

________________________________________________
Co-holder (if any) sign above

Print Name(s):_________________________________________

NOTE:When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.
Dated:___________________________________________

I plan to attend the Special Meeting of Shareholders: Yes__________    No__________